                                                                    EXHIBIT 99.2

           Management's Discussion of Trends and Performance Guidance

To assist investors, financial analysts and other interested parties in their analysis of Greater Bay Bancorp ("Greater Bay" or the "Company"), we have developed the following update of Greater Bay Bancorp's 2001 performance guidance. The guidance is based on the most current information available to the Company through the end of May 2001.

General Overview

Greater Bay Bancorp, and its family of subsidiary banks and specialty finance business units, have a long history of delivering double-digit earnings growth. We recognize the effects that a slowing economic environment, declining market interest rates and continued unstable financial markets are having on our industry in 2001. The impact of this slowdown has been to substantially slow the growth in business markets across the nation, as well as the markets where the Company conducts its business. While we continue to be confident in our ability to deliver quality earnings growth that will continue to place us in the top 10% of our industry peers, we agree that caution should prevail in the second half of 2001, as economists and business leaders currently do not see strong economic growth for the last half of 2001.

Earnings Per Share Growth, ROA & ROE

While the current economic environment and our conservative underwriting standards have caused us to adjust our targets for loans and deposits, we believe that our earnings per share ("EPS") growth will remain toward the midpoint of the EPS growth guidance previously given of 17% to 25%. In addition, we feel comfortable with our previous guidance for return on average assets of greater than 1.4% and return on equity of greater than 20%. For the second quarter, we currently expect to earn in the range of $0.47 to $0.48 per share, which equates to an EPS growth rate of approximately 30% for year-to-date June 30, 2001.

Income Statement

Net Interest Margin
-------------------

While it is too early in the year to accurately predict the full impact of slower economic growth and continued downward pressure on market interest rates, Greater Bay is not immune from continued pressure on its net interest margin, primarily attributable to the Company's asset sensitive balance sheet, slowdown in loan and deposit growth, combined with a shift in the mix of its interest earning assets and interest bearing liabilities.

During periods of declining market interest rates, the Company's net interest margin is pressured, as many of its loan assets which are tied to the prime rate move downward immediately upon a market rate decline, compared to its interest bearing liabilities, which do not reprice downward as quickly.

During the second quarter of 2001, our balance sheet mix and composition has changed as we have shifted the funding source of our specialty finance businesses from a core deposit base to a wholesale funding strategy. This shift in funding corresponds with our original strategy for financing these niche
                                --------
specialty finance businesses, as previously disclosed. The impact of this change has allowed the Company to also restructure and increase the size of its investment portfolio by funding it with the deposits which previously supported the specialty finance business units. The overall impact of this funding change on the Company has been threefold. First, it has increased the overall net
                                                  ---------
interest income from operations, second it has allowed the Company to improve
                                                                      -------
liquidity and reduce the duration of its investment portfolio and third it has
---------
slightly reduced the Company's asset sensitive balance sheet.  On a combined
         -------
basis, this change has positioned the Company to slightly reduce its exposure to declining interest rates, while also effectively restructuring its balance sheet to take advantage of market interest rates when they move upward.

The following table highlights the change in composition of the Company's balance sheet at December 31, 2000 and May 31, 2001:


            ($ in 000's)                         % of Total Assets
               Assets                      12/31/00              05/31/01
       -------------------------------------------------------------------
       Loans                                 70.2%                 62.9%
       Investments                           21.4%                 30.9%
       Other Assets                           8.4%                  6.1%
       -------------------------------------------------------------------

                                            100.0%                100.0%
                                   ---------------------------------------
       Total Assets                    $5,130,378            $5,983,081
       -------------------------------------------------------------------
            ($ in 000's)                         % of Total Deposits
              Deposits                     12/31/00              05/31/01
       -------------------------------------------------------------------
       Demand, Non-interest Bearing          24.1%                 20.2%
       NOW,MMDA and Savings                  50.0%                 47.2%
       Time Certificates                     25.9%                 32.6%

                                            100.0%                100.0%
                                   ---------------------------------------
       Total Deposits                  $4,165,061            $4,290,239
       -------------------------------------------------------------------
            ($ in 000's)          % of Total Deposits Liabilities & Equity
       Liabilities & Equity                12/31/00              05/31/01
       -------------------------------------------------------------------
       Total Deposits                        81.2%                 71.7%
       Other Borrowings                       8.4%                 19.0%
       Other Liabilities                      4.1%                  3.3%
       Equity                                 6.3%                  6.0%
       -------------------------------------------------------------------

                                            100.0%                100.0%
                                   ---------------------------------------
       Total Liabilities & Equity      $5,130,378            $5,983,081
       -------------------------------------------------------------------

The impact on the Company's net interest margin from this change in balance sheet mix has been a reduction in the net interest margin, offset by the increase in average earning assets. The overall impact on the Company's net
                                         --------------
interest income and interest rate risk profile has been
positive, as pro forma total net interest income has increased, while the asset
--------
sensitive nature of the balance sheet has been slightly reduced.

The table below shows the Company's actual net interest margin for the first quarter of 2001 compared to the Company's estimated net interest margin for the second quarter of 2001. The "no mix change" column assumes that the composition and mix of the balance sheet had remained constant from the first quarter of 2001. The "current mix" column, indicating the Company's net interest margin forecast for the second quarter of 2001, shows the impact of the change in balance sheet composition and mix.

--------------------------------------------------------------------------------------------------------------
                                      Q1 2001 Actual                         Q2 2001 Forecast
                                  ----------------------------------------------------------------------------
                                                                 No Mix Change               Current Mix
                                                        ------------------------------------------------------
                                   Average                    Average                    Average
         ($ in 000's)              Balance        Yield       Balance        Yield       Balance        Yield
--------------------------------------------------------------------------------------------------------------
Loans & leases                      $3,638,946      9.91%      $3,766,948      9.07%      $3,766,948      9.07%
Investments                            968,650      6.92%         989,493      6.66%       1,466,995      6.67%
Cash and cash equivalents               79,967      6.15%          96,011      4.57%          96,011      4.57%
--------------------------------------------------------------------------------------------------------------
    Interest-earning assets         $4,687,563      9.23%      $4,852,451      8.50%      $5,329,953      8.34%
--------------------------------------------------------------------------------------------------------------
Deposits                            $3,235,438      4.32%      $3,360,248      3.75%      $3,360,248      3.75%
Borrowings                             407,587      5.94%         431,602      5.07%         909,104      4.98%
Non-interest bearing                 1,044,538                  1,060,600                  1,060,600
--------------------------------------------------------------------------------------------------------------
    Cost of funds                   $4,687,563      3.50%      $4,852,451      3.05%      $5,329,953      3.21%
--------------------------------------------------------------------------------------------------------------
Net interest margin                                 5.73%                      5.45%                      5.12%
--------------------------------------------------------------------------------------------------------------
Pro forma Net Interest
Income - Annualized                 $  268,597                 $  264,459                 $  272,894
--------------------------------------------------------------------------------------------------------------

Although the change in balance sheet mix has reduced the net interest margin, it has actually increased pro forma net interest income, while still allowing the Company's balance to take advantage of the economy when interest rates rise.

The net interest margin table above details the impact on the Company's average quarterly net interest margin. The end of period or static net interest margins for March 31, 2001 and estimated for June 30, 2001 are as follows:

---------------------------------------------------------------------------------------------------------------
                                        March 31, 2001                          June 30, 2001
                                            Actual                                 Forecast
                                   ----------------------------------------------------------------------------
                                                              No Mix Change              Current Mix
                                                           ----------------------------------------------------

                                     End of                      End of                    End of
                                     Period                      Period                    Period
         ($ in 000's)               Balance         Yield        Balance       Yield       Balance       Yield
---------------------------------------------------------------------------------------------------------------
Loans & leases                        $3,725,625       9.48%     $3,804,215      8.96%     $3,804,215      8.96%
Investments                            1,216,913       6.82%      1,240,991      6.63%      1,555,754      6.63%
Cash and cash equivalents                 85,057       5.75%         88,443      4.17%         88,443      4.17%
---------------------------------------------------------------------------------------------------------------
    Interest-earning assets           $5,027,595       8.88%     $5,133,649      8.34%     $5,448,412      8.24%
---------------------------------------------------------------------------------------------------------------
Deposits                              $3,376,401       3.95%     $3,348,210      3.67%     $3,348,210      3.67%
Borrowings                               572,828       5.62%        734,591      4.88%      1,049,354      4.88%
Non-interest bearing                   1,078,366                  1,050,848                 1,050,848
---------------------------------------------------------------------------------------------------------------
    Cost of funds                     $5,027,595       3.30%     $5,133,649      3.09%     $5,448,412      3.20%
---------------------------------------------------------------------------------------------------------------
Net interest margin                                    5.59%                     5.24%                     5.05%
---------------------------------------------------------------------------------------------------------------
Pro forma Net Interest
Income - Annualized                   $  281,043                 $  269,003                $  275,145
---------------------------------------------------------------------------------------------------------------

The table above indicates that the end of period net interest margin declined similarly to the average net interest margin for the second quarter of 2001. On a prospective basis the Company believes that its net interest margin will contract approximately 5 to 7 basis points for every 25 basis point reduction in market interest rates. This relationship is estimated to be reasonable through an additional 50 basis point decline in market interest rates, assuming the mix and composition of the balance sheet remains similar.

As previously indicated, the restructuring of the balance sheet has reduced a small portion of the downward pressure on the Company's net interest margin, but it has not substantially reduced the upside when market interest rates begin their upward trend. For every 25 basis point increase in rates, it is anticipated that the Company's net interest margin will increase by approximately 10 to 12 basis points. Again, this assumes a similar mix in loans and deposits. However, in an improving economy, our clients' demand for loans should increase, thus having the effect of increasing the net interest margin at a more rapid pace.

Expenses
--------

We believe opportunities exist for additional operational efficiencies, as we focus on process improvements and leveraging our purchasing power from the combined strength of the Company. Based on our current forecasting, the following will be our expense targets for the balance of 2001:

---------------------------------------------------------------------------------------------
                                     ($ in 000's)
---------------------------------------------------------------------------------------------
     Q4 Actual             Q1 Actual            Q2                Q3                Q4
---------------------------------------------------------------------------------------------
    $35,000(1)              $35,500           $37,000         $38,500             $39,750
---------------------------------------------------------------------------------------------
Annualized Growth              6%                17%             16%                 13%
--------------------------------------------------------------------------------------------------

(1) Adjusted to include two months of Matsco operating expenses which were excluded in Q4 2000 balances previously reported under purchase accounting.

Greater Bay recognizes that during periods of challenging economic times, focusing on even the smallest savings can accumulate and actually have a substantial impact on the bottom line. The employee incentive program at the Company focuses everyone on building shareholder value. Specific Company goals related to net income, ROAE, ROAA, margin management, loan and deposit volume, credit quality and expense controls are all key elements of our incentive plan, encouraging all employees to target their energy into areas that will enhance our short-term and long-term performance.

On a forward-looking basis, we also recognize that we must continue to invest in the future. Toward that end, the expenses delineated above include the opening of our Greater Bay Bank Marin, California full-service banking office and our new private banking office to be located in Carmel, California both of which are targeted for profitability by the end of 2001. These investments and others like them are being made to ensure the Company is positioned to take advantage of opportunities in its markets when the economy improves.

The expense levels detailed in the table above also assume that we continue loan and deposit growth for the last half of 2001 at the levels discussed in this Form 8-K and that we continue to invest in the future growth of the Company. Should the economy slow at a more rapid pace than is currently anticipated, the Company has the flexibility to delay more of its third and fourth quarter 2001 expenses.

Based on our prior guidance related to the Company's efficiency ratio we feel comfortable that the aforementioned expense levels would translate into an efficiency ratio in line with our original performance target of less than 48% for 2001.

Balance Sheet

Loans
-----

Greater Bay Bancorp has continued to see strong loan demand during the second quarter of 2001, as evidenced by May 2001 being the most active month in the Company's history in new loan documents processed. However, even with the significant volume increase, we are seeing a change in our corporate borrowers' usage of their lines of credit and we are also seeing a slowing in the commercial construction market, as builders postpone or delay projects that have been in process for several months. The Company continues to take a very conservative posture related to credit underwriting, which we believe is a prudent course of action, especially during slowing economic times. We believe it is in the best interest of the Company and its shareholders to focus our attention on our quality client relationships and avoid growth on the fringe during these uncertain times. Both of these factors have combined to cause a slowing in the growth of our loan portfolio, which we believe to be more than just a temporary decline, thus requiring a change to our guidance related to loan growth for the balance of

2001. Based on our current estimates, management expects 2001 loan growth to be in the range of 10% to 15%.

While the short-term outlook for loan growth has slowed from late 2000 and early 2001, we are optimistic about the future, as we have continued to invest in new businesses that we believe will bring excellent opportunities for growth and expansion. Our acquisitions of Matsco, a dental equipment lease financing company, at the end of 2000 and CAPCO, an asset-based financing and factoring company, at the end of the first quarter of this year, are showing excellent growth opportunities as they become fully integrated into the Greater Bay system. Our new office in Marin County is now operational as a loan production office and our Carmel office is targeted to open in September of this year. In addition, the four banks that joined us last year are now fully integrated, both operationally and culturally into the Greater Bay system. We expect solid growth from all of these sources in the latter part of 2001 and into 2002.

While the revised 2001 loan growth numbers for Greater Bay Bancorp recognize the economic slowdown impacting the nation, we believe that the revised growth rates will still place the Company at the top-end of industry peers for quality loan growth in 2001.

Credit Quality

Credit quality will always be a differentiator when reviewing the results of peers in the banking industry. Historically, the credit quality at all of the banks that make up the Greater Bay family has been exceptional and many of the same employees who succeeded in the last economic downturn in the early 1990's are still here today managing the Company through this latest economic slowdown. While this fact does not ensure that the Company will manage through this cycle as effectively as it has in the past, we are confident that our seasoned professionals understand the challenges of this current economic environment.

While we recognize that the economic slowdown can impact our clients' financial performance and ultimately their ability to repay their loans, we continue to be cautiously optimistic about the key credit indicators from our loan portfolio. Credit quality from the first quarter through May 31, 2001 has remained strong. Non-performing assets have actually declined from the first quarter to May, 31, 2001, from $18.1 million, or 0.34% of assets, to $15.2 million or 0.25% of assets. Based on these statistics, we anticipate the amount of non-performing assets to remain relatively flat in the second quarter of 2001 as compared to the first quarter of 2001. As a result, we believe that our year end non-performing assets ratio will remain at the low end of industry averages.

Net charge-offs for the second quarter are estimated to be in the 55 basis point to 65 basis point (annualized) range of total loans, with full year 2001 estimates toward the upper end of the Company's previous guidance of 40 basis points to 50 basis points.

The Company continues to believe that a strong balance sheet is very important for the long-term financial health of Greater Bay. Toward that end, we believe it is prudent to maintain a strong loan loss reserve position. Based on our current estimates, the Company believes the loan loss provision for the second quarter will exceed loan charge-offs by approximately $1.5 million, with the resulting loan loss reserve to total loan ratio being approximately 2.3%.

The Company intends to continue its strategy of aggressively managing any non-performing assets and maintaining strong loan loss reserves while tightening underwriting standards related to debt service coverage and liquidity requirements on real estate related loans. The Company believes that its relationship banking strategy is a key to its success, as our client relationships allow us to know the business of our borrowers and more effectively assist them during periods of economic uncertainty. We believe this strategy helps the Company minimize credit risk.

Deposits
--------

In this economic environment, we believe our clients are more likely to utilize deposits and cash- on-hand rather than other funding sources. This is particularly evidenced in our venture banking unit, as our business clients focus more on managing current operations rather than business expansion, which has resulted in a reduction in their borrowing needs. The economic slowdown has also impacted our Trust unit as the general market conditions have reduced investments in our money market accounts.

The following analysis provides an overview of Greater Bay's core business banking loan-to-deposit ratio along with the funding sources for our specialty
finance businesses.   Greater Bay's core business banking continues to have
ample room for loan growth funded from deposits, while our specialty finance businesses obtain funding from wholesale sources.

------------------------------------------------------------------------------------------
                                                 Core          Specialty
                                                Banking         Finance           Total
------------------------------------------------------------------------------------------
Loans                                          $3,105,633       $659,719        $3,765,352
------------------------------------------------------------------------------------------
Deposits                                       $4,286,820       $  3,419        $4,290,239
------------------------------------------------------------------------------------------
Wholesale Funding Sources                      $  578,629       $659,719        $1,238,348
------------------------------------------------------------------------------------------
Ratio of Loans to Deposits                          72.45%           N/A             87.77%
------------------------------------------------------------------------------------------

Based on the information currently available, the Company believes its deposit growth for 2001 will be lower than previously anticipated. Our current estimate is that deposit growth for the balance of 2001 will be in the 5% to 10% range, unless we decide to shift our deposit mix more toward time certificates or premium money market accounts. While this is a slower growth rate than previously estimated, we remain comfortable in our ability to manage toward a mid-80% core banking loan-to-deposit range over time.

Summary and Looking Forward

We remain confident in our ability to manage through this challenging economic cycle, given the experience of our bankers, our relationship style of banking and our Super Community Banking philosophy, all of which have proven to be successful in the past.

While the current economic environment, with its nearly unprecedented 250 basis point decline in market interest rates over the five-month period ended May 31, 2001, has had the impact of slowing the growth rate at the Company, we are still forecasting double-digit growth in earnings and loans, with an efficiency ratio in the upper 40% range, through the end of 2001. We currently expect EPS growth in the very high teens to the low 20% range, with return on equity in excess of 20% and return on assets in excess of 1.40%. We believe that all of these factors, combined with our relationship style of banking, will put the Company in the top echelon of banks in its industry peer group for 2001.

Current Events

On June 25, 2001, Greater Bay Bancorp and SJNB Financial Corporation (parent of San Jose National Bank) announced a merger, whereby San Jose National Bank will become a wholly-owned subsidiary of Greater Bay. Based on publicly available financial information as of March 31, 2001, the pro forma financial position of the combined companies would be as follows:


----------------------------------------------------------------------------------------------
                                                       GBB            SJNB          Pro Forma
                                                                                     Combined
----------------------------------------------------------------------------------------------
Assets                                             $5,406,246       $648,149        $6,054,395
----------------------------------------------------------------------------------------------
Loans, Net                                          3,639,711        467,682         4,107,393
----------------------------------------------------------------------------------------------
Deposits                                            4,273,630        539,334         4,812,964
----------------------------------------------------------------------------------------------
Equity                                                354,366         68,158           422,524
----------------------------------------------------------------------------------------------
Capital Ratios:
  Equity to Assets                                       6.55%         10.52%             6.98%
  Leverage                                               8.50%          9.62%             8.63%
  Tier I Capital to Risk Weighted Assets                 9.13%         11.81%             9.40%
  Total Capital to Risk Weighted Assets                 10.40%         13.06%            10.68%
----------------------------------------------------------------------------------------------
Loan Loss Reserve to Total Loans                         2.31%          1.64%             2.23%
----------------------------------------------------------------------------------------------

San Jose National Bank is an excellent partner for Greater Bay Bancorp, as it solidifies Greater Bays' market position in the rapidly growing San Jose, California market area, the third largest market in California. The bank's focus has been primarily commercial business banking which matches Greater Bay's business banking focus.

Attached as Exhibit 99.1 is a copy of the Greater Bay Bancorp press release announcing this transaction, along with a pro forma balance sheet as of March 31, 2001 attached as Exhibit 99.3.

Safe Harbor

Certain matters discussed in this Form 8-K constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company's current expectations regarding future operating results, growth in loans, deposits and assets, continued success of its Super Community Banking strategy and the strength of the local economy. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions at the international, national and local levels and increased competition among financial service providers on the Company's results of operations, the Company's ability to continue its internal growth at historical rates, the Company's ability to maintain its net interest spread, and the quality of the Company's earning assets; (2) when and if any pending mergers are consummated, as well as any difficulties that may be encountered in integrating newly acquired businesses and in realizing operating efficiencies; (3) government regulation; (4) the risks relating to the Company's warrant positions; and (5) the other risks set forth in the Company`s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000.